SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549





                                    FORM 8-K

                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                          Date of Report August 9, 2000
                                         --------------
                        (Date of earliest event reported)


                               FORD MOTOR COMPANY
                               ------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
                                    --------
                 (State or other jurisdiction of incorporation)


          1-3950                                          38-0549190
          ------                                          ----------
(Commission File Number)                       (IRS Employer Identification No.)


One American Road, Dearborn,  Michigan                                  48126
--------------------------------------                                  -----
(Address of principal executive offices)                              (Zip Code)



         Registrant's telephone number, including area code 313-322-3000
                                                            ------------

Item 5.  Other Events.
---------------------

     On August 9, 2000, Bridgestone/Firestone, Inc. ("Firestone") announced a recall of all Firestone Radial ATX and Radial ATX II tires in size P235/75R15 produced in North America since 1991 and all Wilderness AT tires of that same size manufactured at Firestone's Decatur, IL plant. At the time the recall was announced, Firestone estimated that about 6.5 million of the affected tires were still in service. The recall was announced following an analysis by Ford and Firestone that determined there was a statistically significant incidence of tread separation occurring in the affected tires. Most of the affected tires were installed as original equipment on our Explorer, Mountaineer and Ranger models and on Mazda's Navajo and B Series models (which are manufactured by Ford and sold to Mazda). Under the recall, owners and lessees of those and any other Ford or Mazda vehicles with the affected tires are being asked to bring their vehicles to a Ford, Mazda or Firestone dealer for free replacement tires. Alternatively, customers can have the tires replaced at other tire dealers with tires of another manufacturer and be reimbursed up to $100 per affected tire. Because of the magnitude of the recall and the limited supply of appropriately sized replacement tires from all tire manufacturers, we expect the recall to take several months to complete. As of September 6, 2000, we estimate that about 30% of the estimated 6.5 million affected tires have been replaced.

     We have preliminarily agreed to bear a portion of the costs of Firestone's recall. In addition, we have suspended production of Explorer, Mountaineer, Ranger and B Series models for the two-week period beginning August 28, 2000, which will allow us to divert about 70,000 replacement tires for use in the recall. Although we expect these actions to reduce revenues and increase costs, it is too early to assess their overall financial impact in the second half of 2000.

     At this point, neither Ford nor Firestone has determined the root cause of any defect in the affected tires. The National Highway Traffic Safety Administration ("NHTSA") is investigating this matter and could conclude that the recall should be expanded to include other Firestone tires. On September 1, 2000, NHTSA released a Consumer Advisory, suggesting the scope of the recall could be expanded and recommending that owners of vehicles with certain models and sizes of Firestone tires not already being recalled take a number of actions to enhance their safety. Additionally, Congressional hearings on this matter began on September 6, 2000, at which Ford's Chief Executive Officer, Jac Nasser, has testified.

     In addition, governmental authorities in Venezuela are conducting an investigation relating to accidents involving Explorers equipped with Firestone tires. Ford of Venezuela launched an Owner Notification Program ("ONP") in May 2000 to customers with Explorers equipped with Firestone tires. The ONP included tires produced both in Venezuela and in North America. We have found that many of these recalled tires were not built to our specifications. An agency of the Venezuelan government, INDECU, has recommended an investigation to determine whether possible criminal charges should be brought against both Ford and Firestone. INDECU has also indicated its intention to pursue a civil case against Ford of Venezuela to seek monetary compensation for victims of tread separation accidents, civil penalties, and a recall of all 1996 - 1999 Explorers to retrofit them with stiffer shock absorbers.

On September 5, 2000, Firestone announced its own recall of the same tires already covered by Ford of Venezuela's ONP.

     As a result of the Firestone tire recall, there have been several new individual personal injury lawsuits and class action lawsuits filed against Ford and Firestone in state and federal courts across the country. Although the number of new filings increases almost daily, there are approximately 63 personal injury lawsuits and 35 class action lawsuits pending against Ford. Among other things, the class actions seek to expand the scope of the recall to include other tires and to award to consumers the cost of replacing those tires. Several of the individual personal injury lawsuits and class actions also seek punitive damages.

     Mr. Nasser's statement made at an August 31, 2000 press conference and his statement made at the September 6, 2000 hearing before a joint session of the House Subcommittees on Consumer Protection and Government Oversight, filed as Exhibits 99.1 and 99.2, respectively, to this report, are incorporated by reference herein.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.


                                    EXHIBITS
                                    --------

Designation           Description                        Method of Filing
-----------           -----------                        ----------------

Exhibit 99.1          Press Conference Statement         Filed with this Report
                      Dated August 31, 2000

Exhibit 99.2          Hearing Statement                  Filed with this Report
                      Dated September 6, 2000



                                    SIGNATURE
                                    ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on the date indicated.

                                            FORD MOTOR COMPANY
                                            -------------------------------
                                            (Registrant)


Date:  September 8, 2000                    By: /s/Kathryn S. Lamping
                                                ---------------------------
                                                   Kathryn S. Lamping
                                                   Assistant Secretary

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                                      -4-


                                  EXHIBIT INDEX
                                  -------------


Designation                Description
-----------                -----------

Exhibit 99.1               Press Conference Statement
                           Dated August 31, 2000

Exhibit 99.2               Hearing Statement
                           Dated September 6, 2000